Pursuant to Rule 424(b)(5) Registration No. 333-140433
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 15, 2007)

11,000,000 Shares

Common Stock

We are offering 11,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “MPW.” The last reported sale price of our common stock on March 19, 2008 was $10.85 per share. To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of our outstanding common shares, with certain exceptions.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks in “Risk factors” beginning on page S-10 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus, including, in each case, the documents incorporated herein by reference, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$10.75	$118,250,000

Underwriting discounts and commissions	$0.54	$5,912,500

Proceeds, before expenses, to us	$10.21	$112,337,500

The underwriters may also purchase up to an additional 1,650,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be approximately $6,799,375 and the total proceeds, before estimated expenses, discounts and commissions, to us will be approximately $135,987,500.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about March 26, 2008.

Sole Book-Runner

UBS Investment Bank

Co-Lead Managers

KeyBanc Capital Markets	RBC Capital Markets

Co-Manager

JPMorgan

The date of this prospectus supplement is March 19, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” or information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated herein by reference, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. These documents do not constitute an offer to sell or solicitation of any offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including the prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. Please see “Cautionary language regarding forward-looking statements” in this prospectus supplement and “A warning about forward-looking statements” in the accompanying prospectus.

In this prospectus supplement, the terms “MPT,” “MPW,” “we,” “Company,” “us,” “our” and “our Company” refer to Medical Properties Trust, Inc. and its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ over-allotment option is not exercised.

S-ii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk factors,” the financial data and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

OUR COMPANY

We are a self-advised real estate investment trust, or REIT, that acquires, develops, leases and makes other investments in healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. We also make long-term, interest only mortgage loans to healthcare operators, and from time to time, we also make operating, working capital and acquisition loans to our tenants. As of December 31, 2007, our healthcare portfolio consisted of 28 properties, of which 25 were facilities that we owned and leased to eight tenants, and of which the remaining were represented by mortgage loans to two operators. In addition, as of December 31, 2007, our healthcare portfolio comprised a total investment of approximately $923.7 million, with an aggregate of approximately 3.3 million square feet and 3,453 licensed beds in ten states.

We focus on acquiring and developing regional and community hospitals, rehabilitation hospitals, long-term acute care hospitals, or LTACHs, women’s and children’s hospitals and other specialized single-discipline and ancillary facilities. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician’s order for patient admission, distinguishes us as a unique investment alternative among REITs.

We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by one of our founders in December 2002. We conduct substantially all of our business through our subsidiaries, MPT Operating Partnership, L.P. and MPT Development Services, Inc. We have made an election to be taxed as a REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year that began on April 6, 2004 and each taxable year thereafter.

RECENT DEVELOPMENTS

Acquisition of Healthcare Property Portfolio from HCP, Inc.

On March 13, 2008, MPT Operating Partnership, L.P., our operating partnership and subsidiary, entered into a definitive purchase and sale agreement with HCP, Inc., or HCP, for the acquisition from HCP of a portfolio of 21 healthcare facilities across 15 states, including seven acute care hospitals, three LTACHs, five inpatient rehabilitation hospitals and six wellness centers, for an aggregate purchase price of $370.9 million. We will acquire the facilities subject to their existing leases. The 21 facilities are leased to eight unaffiliated operators under 14 separate long-term net-leases. These leases have terms expiring between 2009 and 2027, plus renewal options, and provide for initial aggregate annualized cash rent of approximately $33.4 million, plus consumer price index-based and other increases. In addition, all of these facilities are subject to cross-defaults, master leases, parent guarantees, or individual guarantees.

Our acquisition of the HCP facilities is subject to customary real estate, regulatory and other closing conditions and we anticipate closing our acquisition of these facilities on a property-by-property basis, beginning at the end of the first quarter of 2008 and continuing through the second quarter of 2008. We have the option of excluding certain properties from the acquisition if we are not satisfied with our due diligence review with respect to these properties. In addition, more than half of the HCP properties are subject to certain preemptive purchase rights and purchase options held by existing tenants, which may delay our purchase of these properties and which, if exercised, would prevent us from acquiring the relevant properties at all. See “Risk factors—Risks related to the HCP acquisition and the Vibra transactions—Certain of the HCP properties remain subject to preemptive purchase rights and purchase options held by their tenants.”

The table below sets forth pertinent details with respect to the 21 HCP properties as of December 31, 2007:

			Estimated			Remaining
		Number of	number of			lease
		licensed	square	Annualized	Lease	renewal
Property	State	beds	feet	rent(1)	expiration	options

HealthSouth:
HealthSouth Rehabilitation Center	AR	60	59,838	$1,676,979	June 30, 2011	1, 5-year
HealthSouth Rehabilitation Hospital of Petersburg	VA	40	48,600	941,708	May 1, 2020	2, 10-year
Wesley Rehabilitation Hospital	KS	65	91,700	1,715,662	March 14, 2012	1, 5-year
Sunrise Rehabilitation Hospital	FL	126	95,445	2,250,000	November 30, 2011	2, 5-year
Mountain View Rehabilitation Hospital	WV	80	70,000	1,879,269	February 28, 2011	(2)
Community Health Systems:
Cleveland Regional Medical Center	TX	104	74,800	1,932,588	December 31, 2019	3, 10-year
Chesterfield General Hospital	SC	59	57,384	1,934,790	April 30, 2015	2, 10-year
Marlboro Park Hospital	SC	102	80,593	1,583,010	April 30, 2015	2, 10-year
Cornerstone Health Care:
Cornerstone Hospital of Houston—Clear Lake	TX	74	84,673	678,307	July 31, 2012	2, 10-year
Cornerstone Hospital of Bossier City	LA	102	64,488	1,725,763	January 31, 2018	1, 10-year
Cornerstone Hospital of Southeast Arizona	AZ	34	39,000	477,117	August 31, 2012	2, 10-year
Health Management Associates:
Poplar Bluff Regional Medical Center	MO	213	115,039	3,694,669	February 19, 2009	6, 5-year
Mountain View:
Mountain View Hospital	ID	24	122,383	3,636,776	October 31, 2027	2, 10-year
IASIS Healthcare:
Pioneer Valley Hospital	UT	139	239,922	5,657,781	January 31, 2019	2, 10-year
Shiloh Health Services:
River West Medical Center	LA	80	78,095	1,260,000	November 1, 2017	2, 5-year
Healthtrax Wellness Centers:
Bristol, Connecticut	CT	N/A	52,392	421,188	June 1, 2018	2, 5-year
East Providence, Rhode Island	RI	N/A	35,595	214,468	June 1, 2018	2, 5-year
Newington, Connecticut	CT	N/A	34,599	288,156	June 1, 2018	2, 5-year
Warwick, Rhode Island	RI	N/A	38,888	305,629	June 1, 2018	2, 5-year
West Springfield, Massachusetts	MA	N/A	39,414	603,018	June 1, 2018	2, 5-year
Enfield, Connecticut	CT	N/A	50,325	478,765	June 1, 2018	2, 5-year

(1)	Calculated by multiplying the December 2007 monthly cash rent by 12 months.

(2)	Remaining lease renewal options for the Mountain View Rehabilitation Hospital property consist of one 10-year renewal option followed by a renewal option of not more than 15 years.

We intend to fund a portion of the purchase price for these facilities with the net proceeds of this offering of common stock, along with (i) the net proceeds of a concurrent private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, of $75.0 million in aggregate principal amount of exchangeable notes issued by our operating partnership (or $86.3 million in aggregate principal amount if the initial purchasers exercise their over-allotment option in full), (ii) the net proceeds we receive from our transactions with Vibra Healthcare, LLC, or Vibra, as described below, (iii) borrowings under our existing credit facilities, and (iv) borrowings under a new $300 million interim loan facility for which we have commitments from a syndicate of lenders. See “Use of proceeds,” “Description of concurrent offering of exchangeable senior notes” and “Description of interim loan facility” for further details on our expected sources of financing.

This prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any exchangeable notes to be offered by our operating partnership in the private placement. The completion of this offering of common stock is not subject to the completion of the private placement and the completion of the private placement of exchangeable notes by our operating partnership is not subject to the completion of this offering. Neither this offering nor the private placement is conditioned upon the closing of the HCP acquisition.

Vibra transactions

On March 10, 2008, we entered into a definitive purchase and sale agreement with our tenant Vibra pursuant to which we agreed to sell to Vibra three of our inpatient rehabilitation hospitals currently leased to Vibra in a transaction valued at approximately $107.0 million, which includes an aggregate purchase price of approximately $90.0 million for the three facilities, a prepayment penalty of $7.0 million to compensate us for the premium rents that we would receive if we retained the ownership interests in these facilities, and a prepayment of $10 million on an existing promissory note made by Vibra to us. These facilities consist of an aggregate of approximately 221,000 square feet and 198 licensed beds. We initially acquired the three hospitals in 2004 for an aggregate purchase price of $89.4 million and thus expect to record a $9.2 million gain on the sale of these facilities. The sale of these facilities is expected to close as early as March 31, 2008 but not later than June 30, 2008, subject to the satisfaction of customary closing conditions.

In addition, we have reached a nonbinding agreement with Vibra relating to our acquisition of two inpatient rehabilitation hospitals and one LTACH to be operated by Vibra. Vibra is required to offer us the opportunity to purchase these properties under our existing agreements with Vibra. These three facilities, located in two states, consist of an aggregate of approximately 311,000 square feet and 282 licensed beds. While we have not yet entered into any definitive agreements with Vibra with respect to these acquisitions, we expect the aggregate purchase price will be approximately $55.0 million and we expect that the transactions will close on a property-by-property basis during April 2008 and May 2008. There can be no assurance that these transactions or the sale of the three properties will be consummated on the anticipated schedule or at all.

In this prospectus supplement, we refer to the sale of three properties to Vibra and acquisition of three properties to be operated by Vibra collectively as the Vibra transactions.

OPERATING FACILITIES

At December 31, 2007, our portfolio consisted of 28 properties, of which 25 were facilities that we owned and leased to eight tenants, and of which the remaining were represented by mortgage loans to two operators. In addition, at December 31, 2007, our healthcare portfolio comprised a total investment of approximately $923.7 million, with an aggregate of approximately 3.3 million square feet and 3,453 licensed beds in ten states. After giving effect to the HCP acquisition and the Vibra transactions, as described above, we will own 46 operating healthcare facilities operated by 17 tenants and hold mortgage loans to two operators secured by several other healthcare facilities, comprising a total investment of approximately $1.25 billion, with an aggregate of approximately 5.0 million square feet and 4,839 licensed beds in 21 states.

The following table provides a summary of our operating facilities as of December 31, 2007 after giving effect to the HCP acquisition and the Vibra transactions:

			Estimated			Weighted-
		Number of	number of			Average
	Number of	Licensed	Square	Annualized		Lease
Type of Property	Properties	Beds	Feet	Rent(1)	Investment	Expiration(2)

Community Hospital	22	3,344	3,151,650	$84,268,722	$877,703,282	12.98
LTACH	13	889	918,399	20,542,445	208,543,064	13.63
Rehabilitation Hospital	8	606	654,583	13,898,247	148,500,977	8.68
Wellness Center	6	N/A	251,213	2,311,225	15,500,000	10.10

Total:	49	4,839	4,975,845	$121,020,639	$1,250,247,323

(1)	Calculated by multiplying the December 2007 monthly cash rent by 12 months.

(2)	Based on annualized cash rent for the month of December 2007.

We believe that our acquisition of the HCP facilities will enhance the size and quality of our healthcare portfolio, and add diversity by property type, operator and geographic location, as follows:

➢	Increased Real Estate Assets and Rents. Our total real estate investments as of December 31, 2007 were $923.7 million. For the year ended December 31, 2007, our total revenue received from real estate investments was $96.3 million under generally accepted accounting principles, or GAAP, and $84.7 million on a cash basis. The HCP facilities generated annualized cash rent of $33.4 million based on December 2007 rents. On a net basis, the Vibra transactions would have caused a decrease of our revenue on a GAAP basis of approximately $9.0 million and on a cash basis of approximately $7.4 million. (Note that following consummation of the HCP acquisition, we expect to report revenue from the HCP facilities on a GAAP basis, but we will not recalculate our 2007 rental revenue on a GAAP basis to include rent from the HCP facilities.)

As a result, after giving effect to the HCP acquisition, our total real estate assets as of December 31, 2007 would have been $1.29 billion, and after giving further effect to the Vibra transactions, would have been $1.25 billion. Assuming consummation of the HCP acquisition on January 1, 2007, our total revenues from real estate investments would have been $118.1 million on a cash basis for the year ended December 31, 2007 and, further assuming that the Vibra transactions were effected on January 1, 2007, our total revenues from real estate investments would have been $110.7 million on a cash basis for the year ended December 31, 2007.

➢	Increased Diversification of Tenants/Operators. Without giving effect to the HCP acquisition and the Vibra transactions, annualized cash rent paid to us by our current two largest tenants, Vibra and Prime Healthcare Services, Inc., or Prime, represented approximately 27.7% and 34.0% of our total annualized cash rents, respectively, based on December 2007 rents. After giving effect to the HCP acquisition and the Vibra transactions, annualized cash rent paid to us by Vibra and Prime would have represented approximately 14.9% and 27.0% of our total annualized cash rents, respectively. No other single tenant represented 10% or more of our total annualized cash rents. In addition, four of the eight operators of properties in the HCP portfolio are public reporting companies, 89.1% of the aggregate rent of the HCP portfolio is guaranteed by parent companies and 69.8% of the aggregate rent of the HCP portfolio is guaranteed by public reporting companies.

➢	Increased Geographic Diversification. As of December 31, 2007, approximately 54% of our portfolio was concentrated in California, based on percentage of total investment. After giving effect to the HCP acquisition and the Vibra transactions, our geographic concentration in California will be reduced to 41%, based on percentage of total investment. The following table presents certain operating and financial data as of December 31, 2007 for our portfolio based on geographic location, after giving effect to the HCP acquisition and the Vibra transactions:

		Percentage of Total	Total	Percentage of Total
State	Total Investment	Investment	Annualized Rents(1)	Annualized Rents

California	$517,906,929	41.42%	$49,307,912	40.74%
Texas	190,332,416	15.22	18,688,071	15.44
Pennsylvania	45,515,767	3.64	5,879,118	4.86
Utah	66,087,154	5.29	5,657,781	4.68
Indiana	50,211,656	4.02	5,603,123	4.63
Louisiana	50,551,814	4.04	4,911,013	4.06
Massachusetts	45,881,222	3.67	4,381,634	3.62
Missouri	41,303,011	3.30	3,694,669	3.05
Idaho	41,610,656	3.33	3,636,776	3.01
South Carolina	37,768,421	3.02	3,517,800	2.91
Oregon	24,447,351	1.96	2,650,819	2.19
Florida	25,714,286	2.06	2,250,000	1.86
West Virginia	21,694,117	1.74	1,879,268	1.55
Kansas	19,494,827	1.56	1,715,662	1.42
Arkansas	18,869,371	1.51	1,676,979	1.39
Colorado	9,502,455	0.76	1,235,482	1.02
Michigan	14,000,000	1.12	1,207,500	1.00
Connecticut	7,775,000	0.62	1,188,109	0.98
Virginia	10,870,000	0.87	941,708	0.78
Rhode Island	3,700,000	0.30	520,098	0.43
Arizona	7,010,870	0.55	477,117	0.38

	$1,250,247,323	100.0%	$121,020,639	100.0%

(1)	Calculated by multiplying the December 2007 cash rent by 12 months.

OUR OUTLOOK AND STRATEGY

We believe that the U.S. healthcare delivery system is becoming decentralized and is evolving away from the traditional “one stop,” large-scale acute care hospital. We believe that these changes are the results of a number of trends, including increasing specialization and technological innovation and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities.

Our strategy is to lease the facilities that we acquire or develop to experienced healthcare operators pursuant to long-term net-leases. Alternatively, we have structured certain of our investments as long-term, interest only mortgage loans to healthcare operators, and we may make similar investments in the future. The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring and developing those net-leased facilities that are specifically designed to reflect the latest trends in healthcare delivery methods. These facilities include, but are not limited to, regional and community hospitals, rehabilitation hospitals and LTACHs.

CORPORATE INFORMATION

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to the SEC. For additional information, see “Where you can find more information” and “Incorporation of certain information by reference” in the prospectus accompanying this prospectus supplement.

The offering

Issuer	Medical Properties Trust, Inc.

Shares of common stock to be offered by us	11,000,000 shares. We have also granted the underwriters an option to purchase up to 1,650,000 additional shares of common stock to cover over-allotments.

Shares of common stock to be outstanding after this offering	64,710,574 shares (66,360,574 shares if the underwriters exercise their over-allotment option in full).

NYSE symbol	MPW

Use of proceeds	We expect that the net proceeds from this offering will be approximately $111.9 million ($128.8 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to fund a portion of the purchase price of the HCP acquisition. We intend to consummate the HCP acquisition on a property-by-property basis, beginning at the end of the first quarter of 2008 and continuing through the second quarter of 2008. Pending the use of all proceeds to consummate the HCP acquisition, we intend to invest the net proceeds from this offering in short-term interest-bearing government securities.

There is no assurance that the conditions required to consummate the HCP acquisition will be satisfied on the anticipated schedule or at all. In the event that we do not consummate any or a portion of the HCP acquisition, we plan to use the net proceeds of this offering to repay a portion of the amounts outstanding under our existing credit facility, to fund future property acquisitions and new mortgage loans to healthcare operators, and for other general corporate and working capital purposes. See “Use of proceeds” and “Risk factors.”

Concurrent transaction	Concurrently with this public offering of common stock, our operating partnership is offering $75.0 million in aggregate principal amount of its exchangeable senior notes due 2013 (or $86.3 million in aggregate principal amount if the initial purchasers exercise their option to purchase additional exchangeable notes in full) by means of a private placement. The completion of the private placement of exchangeable notes by our operating partnership is not subject to the completion of this offering and the completion of this offering of common stock is not subject to the completion of the private placement. Neither this offering nor the private placement is conditioned upon the completion of the HCP acquisition. See “Description of concurrent offering of exchangeable senior notes” for a description of the private placement.

Restrictions on ownership	In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8% of the lesser of the number or value of our outstanding capital stock, subject to certain exceptions.

The number of shares of common stock to be outstanding after this offering is based upon 53,710,574 shares outstanding as of March 12, 2008. The number of shares of common stock to be outstanding after this offering does not include:

➢	130,000 shares reserved for issuance upon exercise of stock options outstanding as of March 12, 2008;

➢	45,290 shares reserved for issuance upon the maturity of vested deferred stock units outstanding at March 12, 2008;

➢	935,000 shares reserved for issuance in connection with equity-based compensation awards under our Second Amended and Restated 2004 Equity Incentive Plan;

➢	8,326,175 shares reserved for issuance upon the exchange or redemption of the exchangeable senior notes due 2011 issued by our operating partnership in November 2006; and

➢	any shares reserved for issuance upon the exchange or redemption of the exchangeable notes being offered by our operating partnership in the concurrent private placement.

Summary consolidated financial information

The summary historical operating and balance sheet data presented below as of and for the years ended December 31, 2005, 2006 and 2007 has been derived from our audited consolidated financial statements and accompanying notes. You should read the following summary consolidated financial information in conjunction with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. See “Where you can find more information” and “Incorporation of certain information by reference” in the prospectus accompanying this prospectus supplement.

	For the year ended December 31,
	2005	2006	2007

OPERATING DATA
Total revenue	$30,452,545	$50,471,432	$96,287,363
Depreciation and amortization	4,182,731	6,704,924	12,612,630
General and administrative expenses	8,016,992	10,190,850	15,791,840
Interest expense	1,521,169	4,417,955	28,236,502
Income from continuing operations	18,822,785	29,672,741	40,009,949
Net income	$19,640,347	$30,159,698	$41,239,639
Income from continuing operations per diluted common share	$0.58	$0.75	$0.84
Net income per diluted common share	$0.61	$0.76	$0.86
Weighted average number of common shares—diluted	32,370,089	39,701,976	47,903,432
Dividends declared per common share	$0.62	$0.99	$1.08

	As of December 31,
	2005	2006	2007

BALANCE SHEET DATA
Real estate assets—at cost	$337,102,392	$558,124,367	$657,904,249
Other loans and investments	85,813,486	150,172,830	265,758,273
Cash and equivalents	59,115,832	4,102,873	94,215,134
Total assets	495,452,717	744,756,745	1,051,660,686
Debt	65,010,178	304,961,898	480,525,166
Other liabilities	71,991,531	95,021,876	57,937,525
Minority interests	2,173,866	1,051,835	77,552
Total stockholders’ equity	$356,277,142	$343,721,136	$513,120,443
Total liabilities and stockholders’ equity	$495,452,717	$744,756,745	$1,051,660,686

Risk factors

An investment in our common stock involves various risks, including those described below and those included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in shares of our common stock.

RISKS RELATED TO THE HCP ACQUISITION AND THE VIBRA TRANSACTIONS

We may fail to consummate the HCP acquisition or may not consummate it for the number of properties or on the terms discussed herein.

This offering is expected to be consummated prior to the closing of the HCP acquisition. We intend to consummate the HCP acquisition on a property-by-property basis, beginning at the end of the first quarter of 2008 and continuing through the second quarter of 2008, and the net proceeds of this offering are intended to be used to fund a portion of the purchase price of the acquisition. The consummation of the acquisition of each property, however, is subject to certain conditions and there can be no assurance that the conditions required to consummate the acquisition of each property will be satisfied on the anticipated schedule or at all. We have the option of excluding certain properties from the acquisition if we are not satisfied with our due diligence review with respect to these properties. More than half of the HCP properties are also subject to certain tenant rights, including rights of first refusal, rights of first offer and other similar preemptive purchase rights and purchase options held by existing tenants. These tenant rights require HCP to give 20 to 60 days notice of the proposed sale, which will delay the closing of the acquisition of the applicable properties. These tenant rights, if exercised, would prevent us from acquiring the relevant properties and, even if not exercised, will delay our purchase during the option period after notice is delivered. See “— Certain of the HCP properties remain subject to preemptive purchase rights and purchase options held by their tenants.”

In addition, the net proceeds of this offering will provide only a portion of the funds necessary to consummate the HCP acquisition. We may be unable to secure additional financing for the remainder of the purchase price of the acquisition on favorable terms or at all. In order to fund a portion of the balance of the purchase price, our operating partnership is offering $75.0 million in aggregate principal amount of its exchangeable senior notes due 2013 in a concurrent private placement but we cannot assure you that the private placement will be successfully completed. While we have also obtained commitments from a syndicate of lenders for a $300 million interim loan facility to fund the remaining balance of the purchase price of the acquisition, we cannot independently assure you that the lenders will make good on their commitment, in whole or in part. Similarly, while we expect to fund a portion of the acquisition purchase price with the proceeds we receive from our proposed sale of three hospital facilities to our tenant Vibra, closing of this transaction is subject to certain conditions and there can be no assurance that the sale to Vibra will be consummated on the anticipated schedule or at all.

This offering is not conditioned on completion of the HCP acquisition, in whole or in part, and by purchasing our common stock in this offering you are investing in us on a stand alone basis and recognize that we may not realize the expected benefits of the HCP acquisition. In the event that we fail to consummate the HCP acquisition or we consummate for fewer properties, we will have issued a significant number of additional shares of common stock and our operating partnership will have issued notes that can, under certain circumstances, be exchanged for a significant number of shares of our common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the HCP

Risk factors

acquisition would adversely affect our earnings per share and our ability to make distributions to stockholders.

We may fail to consummate the Vibra transactions.

This offering is also expected to be consummated prior to the closing of the Vibra transactions. We anticipate consummating our sale of three hospitals to Vibra at the end of the first quarter of 2008. We expect to consummate our acquisition of three other hospitals to be leased to Vibra in April 2008 and May 2008. The consummation of our proposed sale transactions with Vibra is subject to customary real estate and other conditions, and there can be no assurance that these conditions will be satisfied on the anticipated schedule or at all. We have not entered into a definitive agreement at all with respect to the proposed purchase and lease transactions with Vibra and we cannot assure you that a definitive agreement will be reached for these transactions or, even if a definitive agreement is reached, that the transactions will be consummated on the anticipated schedule or at all.

This offering is not conditioned on completion of the Vibra transactions, in whole or in part, and by purchasing our common stock in this offering you are investing in us on a stand alone basis and recognize that we may not realize the expected benefits of these transactions.

We intend to incur additional debt in order to consummate the HCP acquisition, which will expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions to stockholders.

We will incur additional debt in order to consummate the HCP acquisition. Our operating partnership is concurrently offering $75.0 million in aggregate principal amount of its exchangeable senior notes due 2013 (or $86.3 million in aggregate principal amount if the initial purchasers exercise their option to purchase additional exchangeable notes in full) and we will borrow under our existing credit facilities and draw down under a new interim loan facility in order to fund the balance of the purchase price of the acquisition. As of December 31, 2007, after giving effect to the offering of the exchangeable notes, the net repayment of $78.0 million under our existing credit facilities in January 2008 from cash on hand, new borrowings under our existing credit facilities and interim loan facility to fund a portion of the HCP acquisition purchase price and receipt of net proceeds from the Vibra transactions, we would have had total outstanding indebtedness of approximately $616.7 million ($628.0 million if the initial purchasers’ option to purchase additional exchangeable notes is exercised in full) and $32.0 million available to us for borrowing under our existing revolving credit facilities. The net proceeds of this offering and the concurrent offering of exchangeable notes will determine to what extent we will need to borrow funds under the interim loan facility.

Our substantial indebtedness could have significant effects on our business. For example, it could:

➢	require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

➢	require payments of principal and interest that may be greater than our cash flow from operations;

➢	force us to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt;

➢	increase our vulnerability to general adverse economic and industry conditions;

➢	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

➢	restrict us from making strategic acquisitions or exploiting other business opportunities;

Risk factors

➢	make it more difficult for us to satisfy our obligations;

➢	place us at a competitive disadvantage compared to our competitors that have less debt; and

➢	limit our ability to borrow additional funds or dispose of assets.

In addition, our borrowings under our existing loan facilities and the interim loan facility will bear interest at variable rates, in addition to the approximately $220.8 million in variable interest rate debt that we had outstanding as of December 31, 2007. If interest rates were to increase significantly, our ability to borrow additional funds may be reduced and the risk related to our substantial indebtedness would intensify.

We will be required to repay all amounts borrowed under the interim loan facility within 364 days. We may not be able to refinance or extend our existing debt as our access to capital is affected by prevailing conditions in the financial and capital markets and other factors, many of which are beyond our control. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

In addition, if we are unable to restructure or refinance our obligations, we may default under our obligations. This could trigger cross-default and cross-acceleration rights under then-existing agreements. If we default on our debt obligations, the lenders may foreclose on our properties that secure those loans and any other loan that has cross-default provisions.

Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

Our business and the market price of our common stock may be adversely affected if the HCP acquisition and the Vibra transactions are not completed.

Our purchase of 21 healthcare facilities from HCP and the Vibra transactions are each subject to customary closing conditions. If these transactions are not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

➢	our management’s attention may be diverted from our day-to-day business and our employees and our relationships with customers may be disrupted as a result of efforts relating to the HCP acquisition and the Vibra transactions;

➢	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the HCP acquisition and the Vibra transactions will be completed;

➢	we must pay certain costs related to the HCP acquisition and the Vibra transactions, such as legal and accounting fees and expenses; and

➢	we would not realize the benefits we expect to realize from making the HCP acquisition and the Vibra transactions.

If the HCP acquisition is completed, we may be subject to additional risks.

In addition to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007 relating to healthcare facilities that we may purchase from time to time, we are also subject to additional risks in connection with the HCP acquisition, including without limitation the following:

➢	we have no previous business experience with the tenants at the facilities to be acquired from HCP, and we may face difficulties in the integration of them;

Risk factors

➢	underperformance of the acquired facilities due to various factors, including unfavorable terms and conditions of the existing lease agreements relating to the facilities, disruptions caused by the integration of tenants with us or changes in economic conditions;

➢	diversion of our management’s attention away from other business concerns;

➢	exposure to any undisclosed or unknown potential liabilities relating to the newly acquired facilities; and

➢	potential underinsured losses on the newly acquired facilities.

We cannot assure you that we will be able to integrate new portfolio of properties without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

In addition, some of the properties may be acquired through our acquisition of all of the ownership interests of the entity that owns such property. Such an acquisition at the entity level rather than the asset level may expose us to any additional risks and liabilities associated with the acquired entity.

The properties we are acquiring from HCP may contain environmental risks that could adversely affect our operating results.

The HCP acquisition may subject us to environmental liabilities. Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. In addition, under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we may become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We may also be liable for other potential costs that could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We may incur such liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. Any liability could be of substantial magnitude and divert management’s attention from other aspects of our business and, as a result, could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to the stockholders.

Certain of the HCP properties remain subject to preemptive purchase rights and purchase options held by their tenants.

More than half of the properties that we intend to acquire from HCP are subject to certain rights of first refusal, rights of first offer or other similar preemptive purchase rights and purchase options held by their tenants or affiliates of such tenants or other third parties. These rights require HCP to give 20 to 60 days notice of the proposed sale, which will delay the closing of the acquisition of the applicable properties. These rights, if exercised, would prevent us from acquiring the relevant properties and, even if not exercised, will delay our purchase during the option period after notice is delivered. In addition, pursuant to some of the HCP lease agreements, tenants may exercise an option to purchase the property leased when the agreement expires. Exercise of these preemptive purchase rights or purchase options with respect to any of the properties we intend to acquire in the acquisition could result in our failure to consummate our acquisition of the property, disrupt our operations and affect the expected financial benefits of the HCP acquisition. We cannot assure you that the formulas for setting the purchase price will yield a fair market value purchase price.

Some of the HCP leases give tenants the right to purchase the property and terminate their leases if operation of the property becomes economically unfeasible.

Some of the leases we will assume in connection with our acquisition of the HCP properties provide that if operation of the relevant property becomes no longer economically feasible on or after a

Risk factors

specified time during the term of the lease, the tenant will have the right to terminate its lease by offering to purchase the property from us. A particular property can be considered not economically feasible if, for example, the property runs at a significant cumulative operating loss for a prolonged period of time. If operation of one of these properties becomes economically unfeasible after the date specified in the lease, the tenant may elect to serve us with notice of its offer to purchase the property and terminate its lease. If the tenant purchases the property from us, the purchase price will generally be the greater of fair market value and our net capital investment. Whether or not we accept the offer to purchase, no further rental payments will be due following expiration of the relevant notice period. We cannot assure you that tenants under the leases we assume in connection with the HCP acquisition will be able to operate their properties in an economically viable fashion for the duration of their leases or that one or more tenants will not elect to terminate their leases if permitted under the terms of the relevant lease. Early termination of these leases without suitable replacements might adversely affect our earnings per share and our ability to make distributions to stockholders.

RISKS RELATED TO FUTURE ISSUANCES OF COMMON STOCK

The issuance or sale of equity, convertible or exchangeable securities in the market, including the concurrent offering of exchangeable notes by our operating partnership, or the perception of such future sales or issuances, could lead to a decline in the price of our common stock.

Any issuance of equity, convertible or exchangeable securities, including for the purposes of financing acquisitions and the expansion of our business, may have a dilutive effect on our existing stockholders. Concurrently with this offering of common stock, our operating partnership is offering $75.0 million in aggregate principal amount of its exchangeable senior notes due 2013 (or $86.3 million in aggregate principal amount if the initial purchasers exercise their option to purchase additional exchangeable notes in full) in a private placement. The exchangeable notes may be exchanged for cash and, if applicable, shares of our common stock at any time beginning on January 1, 2013 under certain circumstances. Issuance of shares of our common stock in settlement of exchanges of notes may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible issuance of a large number of shares or securities convertible or exchangeable into a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible or exchangeable into our common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult for us to or we may be unable to raise additional capital.

Cautionary language regarding forward-looking statements

We make forward-looking statements in this prospectus supplement and the documents incorporated herein by reference that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

➢	our business strategy;

➢	our projected operating results;

➢	our ability to complete the HCP acquisition and the Vibra transactions at all, or on the time schedule or terms proposed and discussed herein;

➢	our ability to acquire or develop net-leased facilities;

➢	availability of suitable facilities to acquire or develop;

➢	our ability to enter into, and the terms of, our prospective leases and loans;

➢	our ability to raise additional funds through offerings of our debt and equity securities, including the concurrent offering of exchangeable notes by our operating partnership;

➢	our ability to obtain future financing arrangements;

➢	estimates relating to, and our ability to pay, future distributions;

➢	our ability to compete in the marketplace;

➢	market trends;

➢	lease rates and interest rates;

➢	projected capital expenditures; and

➢	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

➢	factors referenced herein under the section captioned “Risk factors” in this prospectus supplement;

➢	factors referenced in our most recent Annual Report on Form 10-K for the year ended December 31, 2007, including those set forth under the section captioned “Risk Factors”;

➢	general volatility of the capital markets and the market price of our common stock;

➢	changes in our business strategy;

➢	changes in healthcare laws and regulations;

➢	availability, terms and development of capital;

➢	availability of qualified personnel;

➢	changes in our industry, interest rates or the general economy; and

➢	the degree and nature of our competition.

Cautionary language regarding forward-looking statements

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement to reflect future events or developments.

Use of proceeds

We expect to receive approximately $111.9 million in net proceeds from the sale of the common stock to be issued in this offering ($128.8 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from the sale of our common stock by us in this offering to fund a portion of the purchase price of the HCP acquisition. We intend to consummate the HCP acquisition on a property-by-property basis, beginning at the end of the first quarter of 2008 and continuing through the second quarter of 2008. Pending the use of all proceeds to consummate the HCP acquisition, we intend to invest the net proceeds from this offering in short-term interest-bearing government securities. To fund the remaining balance of the purchase price, we plan to use (1) the net proceeds from the concurrent private placement by our operating partnership of $75.0 million in aggregate principal amount of exchangeable notes (or $86.3 million in aggregate principal amount if the initial purchasers exercise their over-allotment option in full), (2) the net proceeds we receive from the sale of three properties to Vibra, as described above, (3) borrowings under our existing credit facilities, and (4) borrowings under an interim loan facility, for which we have secured commitments from a syndicate of lenders, as described elsewhere in this prospectus supplement.

The following table illustrates how we plan to finance the HCP acquisition:

Sources of funds	(In millions)

Proceeds from common stock offered hereby(1)	$118.3
Proceeds from concurrent offering of exchangeable notes(2)	75.0
Proceeds from sale of three properties to Vibra(3)	107.0
Borrowings under existing credit facilities	87.0
Borrowings under the interim loan facility	52.2

Total	$439.5

Uses of funds

Funding of the HCP acquisition and transaction costs(4)	$370.9
Funding of acquisition of three properties to be operated by Vibra	55.0
Fees and expenses(5)	13.6

Total	$439.5

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Assumes no exercise of the initial purchasers’ over-allotment option.

(3)	Inclusive of $10.0 million loan prepayment and $7.0 million lease termination payment.

(4)	Reflects $370.9 million purchase price of the acquisition, exclusive of any fees and expenses to be paid by us.

(5)	Includes anticipated underwriting discounts and commissions and other expenses related to this offering, the concurrent private placement by our operating partnership of exchangeable notes and the interim loan facility.

The proceeds we ultimately receive from the concurrent private placement of exchangeable notes by our operating partnership and any borrowings under our existing credit facilities or new interim loan facility are dependent upon numerous factors and subject to general market conditions. Accordingly, the amounts shown under “Sources of funds” above may differ materially from the actual amounts we receive as between each of the proposed sources of funds. This offering of common stock is not conditioned on completion of the private placement or completion of the HCP acquisition, in whole or in part.

Use of proceeds

In the event that we do not consummate any or a portion of the HCP acquisition, we plan to use the net proceeds of this offering to repay a portion of the amounts outstanding under our existing credit facility, to fund future property acquisitions and new mortgage loans to healthcare operators, and for other general corporate and working capital purposes. There can be no assurance that the conditions required to consummate the HCP acquisition will be satisfied on the anticipated schedule or at all. See “Risk factors.”

Capitalization

The following table sets forth our capitalization as of December 31, 2007:

➢	on an actual basis; and

➢	on an as adjusted basis giving effect to:

(1)  the offering and sale of 11,000,000 shares of our common stock in this offering at a public offering price of $10.75 per share, after deducting the underwriting discounts and commissions and our estimated expenses and assuming no exercise of the over-allotment option by the underwriters;

(2)  the concurrent offering by our operating partnership of $75.0 million aggregate principal amount of its exchangeable notes due 2013, after deducting the initial purchaser discounts and our estimated expenses and assuming no exercise of the over-allotment option by the initial purchasers;

(3)  the net repayment of $78.0 million under our existing credit facilities in January 2008 from cash on hand;

(4)  new borrowings of $87.0 million under our existing credit facilities to fund a portion of the purchase price of the HCP acquisition; and

(5)  new borrowings of $52.2 million under a new interim loan facility to fund a portion of the purchase price of the HCP acquisition.

The proceeds we ultimately receive from the concurrent private placement of exchangeable notes by our operating partnership and any borrowings under our existing credit facilities or new interim loan facility are dependent upon numerous factors and subject to general market conditions. We may not consummate the concurrent private placement of exchangeable notes by our operating partnership or we may not consummate it for the amount planned. The net proceeds we receive, if any, from the concurrent private placement by our operating partnership will determine to what extent we will need to borrow funds under the interim loan facility. Accordingly, the actual amounts in the “As Adjusted” column may differ materially from those shown below.

Capitalization

	As of December 31, 2007
	Actual	As Adjusted

Debt:
Revolving Credit Facilities(1)	$154,985,897	$163,985,897
Interim Loan Facility	—	52,206,633
Exchangeable Senior Notes due 2011	134,704,269	134,704,269
Exchangeable Senior Notes due 2013	—	75,000,000
Senior Unsecured Notes Due 2016	125,000,000	125,000,000
Term Loan	65,835,000	65,835,000

Total Long-Term Debt	$480,525,166	$616,731,799
Minority Interests	77,552	77,552
Stockholders’ Equity:
Preferred Stock, $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	—	—
Common Stock, $0.001 par value: 100,000,000 shares authorized; 52,133,207 shares issued and outstanding actual;(2) 63,133,207 shares issued and outstanding, as adjusted	52,133	63,133
Additional Paid-in-Capital	540,501,058	652,427,558
Distributions in Excess of Net Income	(27,170,405)	(27,170,405)
Treasury Stock	(262,343)	(262,343)

Total Stockholders’ Equity	513,120,443	625,057,943

Total Capitalization	$993,723,161	$1,241,867,294

(1)	The balance on our revolving credit facilities as of March 12, 2008 was $76,985,897.

(2)	Excludes 130,000 shares reserved for issuance upon exercise of stock options outstanding as of March 12, 2008; 45,290 shares reserved for issuance upon the maturity of vested deferred stock units outstanding at March 12, 2008; 935,000 shares reserved for issuance in connection with equity-based compensation awards under our Second Amended and Restated 2004 Equity Incentive Plan; 8,326,175 shares reserved for issuance upon the exchange or redemption of the exchangeable senior notes due 2011 issued by our operating partnership in November 2006; and any shares reserved for issuance upon the exchange or redemption of the exchangeable notes being offered by our operating partnership in a private placement concurrently with this offering.

You should read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

Price range of common stock and dividend policy

Our common stock is traded on the New York Stock Exchange under the symbol “MPW.” The following table sets forth the high and low sales prices for the common stock for the periods indicated, as reported by the New York Stock Exchange Composite Tape, and the distributions declared by us with respect to each such period.

	High	Low	Distribution

Year ended December 31, 2006
First Quarter	$11.23	$9.40	$0.21
Second Quarter	12.50	10.25	0.25
Third Quarter	13.93	11.25	0.26
Fourth Quarter	15.65	13.12	0.27
Year ended December 31, 2007
First Quarter	16.70	14.44	0.27
Second Quarter	15.25	12.16	0.27
Third Quarter	13.88	10.86	0.27
Fourth Quarter	13.99	9.80	0.27
Year ended December 31, 2008
First Quarter (through March 19, 2008)	$13.00	$9.56	$0.27	(1)

(1)	Our board of directors declared a dividend of $0.27 per share of common stock to be paid on April 11, 2008 to stockholders of record on March 13, 2008.

On March 19, 2008, the closing price for our common stock, as reported on the New York Stock Exchange, was $10.85. As of March 19, 2008, there were 82 holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

DIVIDEND POLICY

We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income, if any, so as to avoid paying corporate level income tax and excise tax on our REIT income and to qualify for the tax benefits accorded to REITs under the Code. In order to maintain our status as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income, excluding net capital gain. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend, among other things, upon:

➢	our actual results of operations;

➢	the rent received from our tenants;

➢	the ability of our tenants to meet their other obligations under their leases and their obligations under their loans from us;

➢	debt service requirements;

➢	capital expenditure requirements for our facilities;

➢	our taxable income;

➢	the annual distribution requirement under the REIT provisions of the Code; and

➢	other factors that our board of directors may deem relevant.

We cannot assure you that we will have cash available for future quarterly distributions at the levels set forth in the table above, or at all.

To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to make distributions to stockholders will depend on our receipt of distributions from our operating partnership.

Description of capital stock

The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws have previously been filed with the SEC and which we incorporate by reference in this prospectus supplement. See “Where you can find more information” in the accompanying prospectus.

AUTHORIZED STOCK

Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 12, 2008, we have 53,710,574 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. The 53,710,574 shares of our common stock excludes:

➢	130,000 shares reserved for issuance upon exercise of stock options outstanding as of March 12, 2008;

➢	45,290 shares reserved for issuance upon the maturity of vested deferred stock units outstanding at March 12, 2008;

➢	935,000 shares reserved for issuance in connection with equity-based compensation awards under our Second Amended and Restated 2004 Equity Incentive Plan;

➢	8,326,175 shares reserved for issuance upon the exchange or redemption of the exchangeable senior notes due 2011 issued by our operating partnership in November 2006; and

➢	any shares reserved for issuance upon the exchange or redemption of the exchangeable notes being offered by our operating partnership in the concurrent private placement.

Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

COMMON STOCK

All shares of our common stock offered hereby have been duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our Company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our Company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Description of capital stock

Under MGCL a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

POWER TO INCREASE AUTHORIZED STOCK AND ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us

Description of capital stock

(either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of our initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (1) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (2) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.” The ownership limit in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

Our charter generally prohibits:

➢	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code; and

➢	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability

Description of capital stock

and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner, or the purported owner, as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the

Description of capital stock

number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Description of concurrent offering of exchangeable senior notes

Concurrently with this offering, our operating partnership is offering $75.0 million in aggregate principal amount of its exchangeable senior notes in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Our operating partnership has also granted the initial purchasers of the exchangeable notes a 13-day option to purchase $11.3 million in aggregate principal amount of the exchangeable notes to cover over-allotments, if any. The exchangeable notes and our common stock issuable upon exchange of the exchangeable notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

The notes will be exchangeable for cash and, if applicable, shares of our common stock at any time beginning on January 1, 2013 and also under certain circumstances. The exchangeable notes will be senior unsecured obligations of our operating partnership and will be fully and unconditionally guaranteed by us on a senior unsecured basis.

This prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any exchangeable notes and we cannot assure you that the private placement of exchangeable notes by our operating partnership will be completed or completed for the amount contemplated. The completion of this offering of common stock is not subject to the completion of the private placement and the completion of the private placement of exchangeable notes by our operating partnership is not subject to the completion of this offering. Neither this offering nor the private placement is conditioned upon the closing of the HCP acquisition.

Description of interim loan facility

In connection with the HCP acquisition, our operating partnership has also secured commitments from UBS AG, Stamford Branch, as administrative agent and collateral agent, and KeyBank National Association and Royal Bank of Canada, as co-syndication agents, for a 364-day senior secured interim loan facility in the amount of up to $300 million, pursuant to which we expect to be able to borrow any unfunded balance of the purchase price for the HCP acquisition. If the sale of three of our properties to Vibra is consummated prior to the funding of the interim loan facility, then the amount available under the interim loan facility will be reduced by an amount equal to the excess of the net proceeds from the sale of the properties to Vibra over the purchase price for the proposed acquisition of three other properties to be operated by Vibra. Borrowings under the interim loan facility must be made prior to April 30, 2008.

Borrowings under the interim loan facility will be guaranteed on a senior basis by us and each of our subsidiaries that guarantees borrowings under our existing credit agreement. Additionally, the interim loan facility will be secured by pledges of all of the equity interests of our operating partnership and each of its direct and indirect subsidiaries, on a pari passu basis with the existing credit facility.

The interim loan facility will contain customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio and borrowing base leverage ratio, and covenants restricting the incurrence of debt, imposition of liens, and entering into affiliate transactions. The interim loan facility will also contain customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants.

Certain federal income tax considerations

For a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our common stock and our election to be taxed as a REIT, see “United States federal income tax considerations” in the accompanying prospectus.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC is acting as representative of each of the underwriters named below and is the sole book-runner for this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares listed next to its name in the following table.

Number of
Underwriters	shares

UBS Securities LLC	4,785,000
KeyBanc Capital Markets Inc.	2,832,500
RBC Capital Markets Corporation	2,832,500
J.P. Morgan Securities Inc.	275,000
Stifel, Nicolaus & Company, Incorporated	165,000
FTN Midwest Securities Corp.	110,000

Total	11,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,650,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The representative, on behalf of the underwriters, has 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.32 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms.

Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 1,650,000 shares.

	No exercise	Full exercise

Per share	$0.54	$0.54
Total	$5,912,500	$6,799,375

We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $400,000.

NO SALES OF SIMILAR SECURITIES

We, our inside directors and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written consent of the representative, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge shares of our common stock, any of our securities or securities of our operating partnership that are substantially similar to shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock. The permitted exceptions include (i) bona fide gifts by our directors and executive officers, provided the recipient agrees in writing with the underwriters to be bound by the terms of the lock-up agreement, (ii) dispositions by our directors and officers to any trust, provided the trust agrees in writing with the underwriters to be bound by the terms of the lock-up agreement and (iii) certain tax related sales by certain individuals. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. In addition, from and after 60 days from the date of this prospectus supplement, we may offer, issue or sell shares of our common stock, any of our securities or securities of our operating partnership that are substantially similar to shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, to fund, in whole or in part, an acquisition by us of additional healthcare properties. At any time and without public notice, the representative may release all or some of the securities from these lock-up agreements.

The 90-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make with respect to those liabilities.

NEW YORK STOCK EXCHANGE LISTING

Our common stock is listed on the New York Stock Exchange under the symbol “MPW.”

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

Underwriting

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. These transactions may also include making short sales of our shares of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares of common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees. Concurrently with this public offering of common stock, our operating partnership is offering $75.0 million in aggregate principal amount of its exchangeable notes due 2013 by means of a private placement. Certain of the underwriters and their affiliates are the initial purchasers in this concurrent private placement, for which such persons will be entitled to receive separate fees. We have secured commitments for a $300 million interim loan facility from certain of the underwriters and their affiliates to fund a portion of the purchase price of the HCP acquisition. In addition, we may use the net proceeds of this offering to repay a portion of the amounts outstanding under our existing credit facilities. Because certain of the underwriters and their affiliates may receive more than ten percent of the net proceeds of this offering, they may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the Financial Industry Regulatory Authority (the “Conduct Rules”). Accordingly, this offering will be made in compliance with Rule 2710(h) of the Conduct Rules. Certain of the underwriters and their affiliates will also be entitled to receive fees when the interim loan facility is utilized.

Legal matters

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus have been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York, is counsel to the underwriters in connection with this offering. The general summary of material U.S. federal income tax considerations contained in the section of the accompanying prospectus under the heading “United States federal income tax considerations” has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

Experts

Our consolidated financial statements and the accompanying financial statement schedules, as included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference, have been audited by and incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of KPMG LLP as experts in accounting and auditing.

The consolidated financial statements of Prime Healthcare Services, Inc. for the year ended December 31, 2006, as included in our Annual Report on Form 10-K for the period ended December 31, 2007 and incorporated herein by reference, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of Moss Adams LLP as experts in accounting and auditing.

PROSPECTUS

$1,000,000,000

Medical Properties Trust, Inc.

Common Stock
Preferred Stock
Debt Securities

This prospectus relates to common stock, preferred stock, and debt securities that we may sell from time to time in one or more offerings up to a total public offering price of $1,000,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in the periodic and other reports we file with the Securities and Exchange Commission.

Our common stock is listed on the New York Stock Exchange under the symbol “MPW.” On January 31, 2007, the closing price per share of our common stock was $15.63. To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding common shares, with certain exceptions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2007.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total public offering price of $1,000,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

All references to “MPW,” “Company,” “we,” “our” and “us” refer to Medical Properties Trust and its subsidiaries. The term “you” refers to a prospective investor.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of our debt and equity securities;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	factors referenced herein under the section captioned “Risk Factors”;

•	factors referenced in our most recent Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business”;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business strategy;

•	changes in healthcare laws and regulations;

•	availability, terms and development of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT MEDICAL PROPERTIES TRUST

Overview

We are a self-advised real estate investment trust that acquires, develops, leases and makes other investments in healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. We also make long-term, interest only mortgage loans to healthcare operators, and from time to time, we also make operating, working capital and acquisition loans to our tenants.

We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by one of our founders in December 2002. We conduct substantially all of our business through our wholly-owned subsidiaries, MPT Operating Partnership, L.P. and MPT Development Services, Inc. References in this registration statement to “we,” “us,” and “our” include Medical Properties Trust, Inc. and our wholly-owned subsidiaries.

In April 2004 we completed a private placement of 25,600,000 shares of common stock at an offering price of $10.00 per share. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million. Until that time, our founders (Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean and R. Steven Hamner) personally funded the cash requirements necessary to create a pipeline of potential acquisitions and to prepare the Company for its private offering.

On July 7, 2005, we completed an initial public offering of 12,066,823 shares of common stock, priced at $10.50 per share. Of these shares of common stock, 701,823 shares were sold by selling stockholders (none of which were founders or officers of the Company) and 11,365,000 shares were sold by us. On August 5, 2005, the underwriters exercised an option to purchase an additional 1,810,023 shares of common stock to cover over-allotments. In total, we raised net proceeds of approximately $125.7 million pursuant to the offering after deducting the underwriting discount and offering expenses.

On November 6, 2006, we sold $125 million aggregate principal amount of MPT Operating Partnership, L.P.’s 6.125% Exchangeable Senior Notes due 2011 (the “notes”). On November 15, 2006, we sold an additional $13 million principal amount of the notes to cover over-allotments. As of January 31, 2007, we used net proceeds from the private and initial public offerings, together with borrowed funds, to invest and commit to invest a total of approximately $716 million in healthcare assets.

Our investment in healthcare real estate, including mortgage loans and other loans to certain of our tenants, is considered a single reportable segment as further discussed in our Consolidated Financial Statements, Note 2 —  Summary of Significant Accounting Policies, in Part II, Item 8 of our most recent Annual Report on Form 10-K for the year ended December 31, 2005. All of our investments are located in the United States, and we do not expect to invest in non-U.S. markets in the foreseeable future.

As of January 31, 2007, we owned 21 facilities which were being operated by six tenants, we had two facilities that were under development and leased to two tenants, and we had three mortgage loans to two operators.

We made an election to be taxed as a REIT under the Internal Revenue Code, or the Code, commencing with our taxable year that began on April 6, 2004.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information on our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is traded on the NYSE under the symbol of “MPW.”

We maintain an Internet website that contains information about us at http://www.medicalpropertiestrust.com. The information on our website is not a part of this prospectus, and the reference to our website is intended to be an inactive textual reference only.

This prospectus is part of our registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details concerning the Company and any securities offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraphs.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our definitive proxy statement for the 2006 annual meeting of stockholders as filed on April 20, 2006;

•	our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K filed on July 20, 2006, August 3, 2006 (Item 1.01), November 13, 2006 and November 29, 2006 (Item 5.02).

We will provide, upon oral or written request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with this prospectus. Any person, including any beneficial owner may request a copy of these filings, including exhibits at no cost, by contacting:

Investor Relations, Medical Properties Trust
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
by telephone at (205) 969-3755
by facsimile at (205) 969-3756
by e-mail at clambert@medicalpropertiestrust.com

or by visiting our website, http://www.medicalpropertiestrust.com. The information contained on our website is not part of this prospectus and the reference to our website is intended to be an inactive textual reference only.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties as suitable opportunities arise, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending application of cash proceeds, we may use the net proceeds to temporarily reduce borrowings under our revolving credit facility or we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

									Period From
	Nine Months								Inception (August 27,
	Ended				Year Ended		Year Ended		2003) to
	September 30,				December 31,		December 31,		December 31,
	2006		2005		2005		2004		2003

Ratio of Earnings to Fixed Charges	3.86	x	4.25	x	4.54	x	118.29	x	X(1)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.86	x	4.25	x	4.54	x	118.29	x	X(1)

(1)	We incurred a loss in the period. However, there were no fixed charges during the period from inception (August 27, 2003) to December 31, 2003.

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material provisions of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information.”

Authorized Stock

Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, we have 40,195,564 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. The 40,195,564 shares of our common stock excludes:

•	100,000 shares reserved for issuance upon exercise of stock options outstanding as of February 2, 2007; and

•	52,171 shares reserved for issuance upon the maturity of vested deferred stock units outstanding at February 2, 2007.

Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby have been duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of our initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (ii) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.” The ownership limit in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

Our charter generally prohibits:

•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior or subordinated debt securities under an indenture that we will enter into with a trustee to be named in such indenture (the “Trustee”). We have filed a form of indenture as an exhibit to the registration statement, which includes this prospectus. The indenture will be qualified under the Trust Indenture Act.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

The indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. The indenture does not limit the amount of debt securities that may be issued thereunder, and the indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title of the series;

•	the aggregate principal amount and any limit on the amount that may be issued;

•	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends or require us to maintain any asset ratios or reserves;

•	the terms and conditions, if any of conversion into or exchange for share of common stock;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indenture does not contain any covenant that restricts our ability to merge, consolidate, sell, convey, transfer or otherwise dispose of all or substantially all of our assets so long as no default or event of default under the indenture shall have occurred or be continuing immediately before and immediately after giving effect to such a transaction. Any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions providing for a put or increased interest or otherwise that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant relating to such series contained in the debt securities of such series or the indenture, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the Trustee or from holders of not less than a majority in the aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the Trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indenture, if an event of default under the indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the Trustee reasonable indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the indenture; and

•	subject to its duties under the Trust Indenture Act, the Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the Trustee of a continuing event of default with respect to that series;

•	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the Trustee to institute the proceeding as trustee; and

•	the Trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable Trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

The Trustee and we may change the indenture without the consent of any holders with respect to specific matters, including:

•	to cure any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the Trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the Trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The Trustee, other than during the occurrence and continuance of an event of default under the indenture, undertakes to perform only those duties as are specifically set forth in the indenture. Upon an event of default under the indenture, the Trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the Trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the Trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the first amended and restated agreement of limited partnership of our operating partnership. This summary is subject to and qualified in its entirety by reference to the first amended and restated agreement of limited partnership of our operating partnership, a copy of which is on file with the SEC. See “Where You Can Find More Information.”

Management of Our Operating Partnership

MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and amended and restated on March 1, 2004. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

•	as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Capital Contribution

We contributed to our operating partnership substantially all the net proceeds of our April 2004 private placement and our July 2005 initial public offering as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company’s stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

Redemption Rights

Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Currently, we own 100% of the issued limited partnership units of our operating partnership. Under Section 8.04 of our partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

•	result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

We currently hold all the outstanding interests in our operating partnership and, accordingly, there are currently no units of our operating partnership subject to being redeemed in exchange for shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains)

and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The operating partnership will have perpetual existence, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by us in our capacity as the owner of the sole general partner of the operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-United States Stockholders”).

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test (or for our taxable year ended December 31, 2004, the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test), multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements.  A REIT is a corporation, trust or association that meets each of the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, if our operating partnership were taxed as a partnership our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We have formed and made a taxable REIT subsidiary election with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See “— Income Taxation of the Partnerships and Their Partners — Taxable REIT Subsidiaries.”

Gross Income Tests.  We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., our taxable REIT subsidiary, has made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to our company, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests.

As described above, we currently own 100% of the stock of MPT Development Services, Inc., a taxable REIT subsidiary, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, or manage or operate the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by MPT Development Services, Inc., our taxable REIT subsidiary, will not be included for proposes of the gross income tests. We anticipate that MPT Development Services, Inc. will receive most of the management fees, inspection fees and construction fees in connection with our operations.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified healthcare property” means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.  To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

•	investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.

MPT Development Services, Inc., our taxable REIT subsidiary, has made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by MPT Development Services, Inc. we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements.  Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements.  We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify.  If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “— Gross Income Tests” and “— Asset Tests.”

Taxation of Taxable United States Stockholders.  As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Distributions paid to a United States stockholder generally will not qualify for the maximum 15% tax rate in effect for “qualified dividend income” for tax years through 2010. Without future congressional action, qualified dividend income will be taxed at ordinary income tax rates starting in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the current 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as 15% or 25% rate distributions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock.  In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses.  The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Information Reporting Requirements and Backup Withholding.  We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders.  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders.  The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of U.S. federal, state and local income and non-U.S. tax laws on ownership of shares of common stock, including any reporting requirements.

A non-United States stockholder that receives a distribution which (1) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (2) we do not designate as a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non- United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-United States stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property located in the United States or the Virgin Islands and stocks in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of United States real property interests. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

For taxable years beginning on and after January 1, 2005, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of the class of our stock on which the distributions are made for the one year period ending on the date of distribution. As a result, non-United States stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.  The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

At present, our operating partnership has two partners, we and Medical Properties Trust, LLC, a Delaware limited liability company wholly owned by us. Neither the operating partnership nor Medical Properties Trust, LLC has elected to be treated as an association taxable as a corporation. As a result, we are the sole beneficial owner of our operating partnership for federal income tax purposes. Therefore, presently our operating partnership is treated as a disregarded entity and its activities are treated as those of a branch or division of ours. We intend that so long as our operating partnership continues to have only one beneficial owner, it will continue to be treated as a disregarded entity. At such time as the operating partnership shall have more than one separate beneficial owner, we intend that it will be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as either partnerships or disregarded entities for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. If a Partnership is classified as a partnership, we will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

If a Partnership is classified as a disregarded entity, the Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.  The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT Subsidiaries.  As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. as a taxable REIT subsidiary and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

State and Local Taxes.  We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

PLAN OF DISTRIBUTION

We may sell the securities offered by means of this prospectus domestically or abroad to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such securities, or the return of which is derived in whole or in part from the value of such securities. If so, the third party may use securities received under those sale, forward sale or derivative arrangements or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. The maximum underwriting compensation will not exceed ten percent of the gross proceeds of the offering plus .5 percent reimbursement of bona fide due diligence expenses. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on the NYSE). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors’ performance thereunder.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

EXPERTS

Our consolidated financial statements and the accompanying financial statement schedules for the period from inception (August 27, 2003) through December 31, 2005, as included with the annual report on Form 10-K for the period ending December 31, 2005 and incorporated by reference, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of KPMG LLP as experts in accounting and auditing.

The consolidated financial statements of Vibra Healthcare, LLC for the period from inception (May 14, 2004) through December 31, 2005 as included with the annual report on form 10-K for the period ending December 31, 2005 and incorporated by reference have been audited by Parente Randolph, LLC, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of Parente Randolph, LLC as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the validity of the securities offered hereby has been passed upon for us by Goodwin Procter LLP. The summary of legal matters contained in the section of this prospectus under the heading “United States Federal Income Tax Considerations” is based on the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

11,000,000 Shares

Common Stock

Prospectus Supplement

March 19, 2008

Sole Book-Runner

UBS Investment Bank

Co-Lead Managers

KeyBanc Capital Markets	RBC Capital Markets

Co-Manager

JPMorgan